Exhibit 99.1

News Release CONTACT: Michael Perlman Assistant Treasurer KLX (561) 383-5100

KLX INC. ACQUIRES AFTERMARKET AEROSPACE DISTRIBUTION BUSINESS

WELLINGTON, FL, May 17, 2016 — KLX Inc. (“KLX”) (NASDAQ: KLXI), the world’s leading distributor and value added service provider of aerospace fasteners and consumables, and a provider of services and products for the oil and gas industry, today announced that it has acquired Herndon Aerospace & Defense, LLC (“Herndon”), a leading supply chain management and consumables hardware distributor serving principally military depot aftermarket customers, as well as commercial aerospace aftermarket customers.

Amin Khoury, Chairman and Chief Executive Officer of KLX stated, “The acquisition of Herndon expands our capability to provide comprehensive aftermarket supply chain management solutions to a broader portfolio of aftermarket customers.  Herndon’s revenues and EBITDA for the year ended December 31, 2015, adjusted to exclude non-recurring costs under the prior ownership, were $132.5 million and $20.3 million, respectively. We expect the integration of the Herndon business into the existing KLX aerospace distribution platform to yield substantial synergies.”

Mr. Khoury concluded, “The acquisition price of approximately $210 million in cash, plus a standard working capital adjustment, represents a multiple of approximately 10.5 times Herndon’s fiscal year ended December 31, 2015 adjusted EBITDA. Pro forma for the expected synergies, the purchase price multiple is expected to be approximately 7 times adjusted EBITDA. The acquisition is expected to be accretive to our second half of 2016 financial results and substantially accretive to earnings in 2017, as we begin to realize the very significant cost synergies. We expect acquisition, integration and transition costs associated with the transaction, aggregating to approximately $10 million through the end of 2017. We are excited to welcome the Herndon team to KLX, and believe they will be a great addition to our market leading ASG business.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which include its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Inc.

KLX Inc., through its two operating segments, provides mission critical products and complex logistical solutions to support its customers’ high value assets. KLX serves its customers in demanding environments that face high cost of downtime and require dependable, high quality just-in-time customer support. The Aerospace Solutions Group is the world’s leading distributor and value added service provider of aerospace fasteners and consumables offering the broadest range of aerospace hardware and consumables and inventory management services worldwide. The Energy Services Group provides vital services and products to the oil and gas industry on an episodic, 24/7 basis. For more information, visit the KLX website at www.klx.com.

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